Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Announces Conclusion of Patient Enrollment in Phase 2 Clinical Trial

Investigating INM-755 Cannabinol Cream for Epidermolysis Bullosa

●	Marks the first time a Phase 2 trial has studied a cannabinol (CBN) formulation as a treatment option for any disease

●	Data expected to be released in early calendar Q3 2023

Vancouver, BC – March 28, 2023 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the pharmaceutical research, development and manufacturing of rare cannabinoids and cannabinoid analogs, today announced it has concluded enrollment of its Phase 2 clinical trial using investigational drug INM-755 cannabinol (“CBN”) cream for the treatment of patients with epidermolysis bullosa (“EB”), a rare genetic skin disease.

The Phase 2 study, called INM-755-201-EB, enrolled 19 patients. All four subtypes of inherited EB, including EB Simplex, Dystrophic EB, Junctional EB, and Kindler Syndrome were accepted into the trial. The clinical trial is evaluating the safety of INM-755 cannabinol cream and its preliminary efficacy in treating symptoms of itch, pain, and wound healing in patients with epidermolysis bullosa. The study used a within-patient, double-blind design whereby matched index areas are randomized to INM-755 (cannabinol) cream or vehicle cream as a control. Results from this Phase 2 study of INM-755 CBN cream are expected to be released early calendar Q3 2023.

“We are delighted to have enrolled 19 patients in InMed’s Phase 2 clinical trial of INM-755 cannabinol cream for EB, a rare disease that has major unmet medical needs,” stated Alexandra Mancini, Senior Vice President of Clinical and Regulatory Affairs at InMed. “We are hopeful results from this Phase 2 study will provide an indication that INM-755 CBN cream may provide symptomatic relief for EB patients. I would personally like to thank all the medical staff at the various sites and our clinical research organization who worked diligently to maximize enrollment, especially considering the challenges of enrolling patients with this extremely rare disease.”

“Enrollment completion of this Phase 2 clinical trial of a cannabinol formulation represents an important milestone for InMed and the scientific community studying rare cannabinoids,” said Eric A. Adams, InMed’s President and CEO. “As a class of compounds, we believe cannabinoids hold tremendous therapeutic potential for their innate interaction with the body, however, to date there have been limited evidence-based studies investigating their effects. Taking a rare cannabinoid formulation through several Ph 1 and Ph 2 clinical trials has been a major undertaking. We look forward to the data read-out in the summer, so we can evaluate our strategic options and next steps.”

To learn more about this EB study, view the detailed study description on the National Institutes of Health (NIH) clinicaltrials.gov website.

INM-755 is a cannabinol (CBN) cream intended as a topical therapy to treat symptoms associated with epidermolysis bullosa (EB) and potentially other dermatological diseases. Preclinical data demonstrate that INM-755 (cannabinol) cream may help relieve hallmark EB symptoms, such as pain, inflammation, wound healing and itch, as well potentially restore the integrity of the skin in a subset of EB Simplex patients. Phase 1 data in healthy volunteers demonstrated INM-755 (cannabinol) cream to be well-tolerated on both normal, intact skin as well as on open wounds and caused no delay in wound healing.

Learn more about InMed’s INM-755 EB program:

https://www.inmedpharma.com/pharmaceutical/inm-755-for-epidermolysis-bullosa/

What is epidermolysis bullosa?

Epidermolysis bullosa, or EB, is a group of rare genetic skin diseases characterized by fragile skin that can lead to extensive blistering and wounding. It affects skin and mucous membranes, particularly of the gastrointestinal tract, genitourinary and respiratory systems. It is a debilitating disease affecting a small number of people, thus earning it an orphan-disease status. The disease has no definitive cure and all currently approved treatments are directed towards symptom relief. Learn more: https://www.inmedpharma.com/learn/what-is-epidermolysis-bullosa/.

About InMed: InMed Pharmaceuticals is a global leader in the research, development and manufacturing of rare cannabinoids, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs. We also have significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors. For more information, visit www.inmedpharma.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations & Corporate Communications

T: +1.604.416.0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: concluding enrollment of its Phase 2 clinical trial using investigational drug INM-755 CBN cream; first time a Phase 2 trial has studied a CBN formulation as a treatment option for any disease; data expected to be released in early calendar Q3 2023; being hopeful results from this Phase 2 study will provide an indication that INM-755 CBN cream may provide symptomatic relief for EB patients; completion of this Phase 2 clinical trial representing an important milestone for InMed and the scientific community studying rare cannabinoids; belief that cannabinoids hold tremendous therapeutic potential for their innate interaction with the body; evaluating our strategic options and next steps.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions regarding, among other things: the ability to obtain all necessary regulatory approvals on a timely basis, or at all; and continued economic and market stability. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Security and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.